Exhibit 99.1

Eclipse Resources Corporation Reports First Quarter 2015 Results

STATE COLLEGE, PA – May 6, 2015 – (BUSINESS WIRE) – Eclipse Resources (NYSE:ECR) today announced its first quarter of 2015 financial and operational results and affirmed its second quarter and full year 2015 guidance. Highlights for the quarter include:

•	First quarter of 2015 net production averaged 160 MMcfe/d, a 316% increase relative to the first quarter of 2014 and a 29% sequential increase over fourth quarter of 2014 net production

•	The production mix during the first quarter of 2015 was approximately 69% natural gas, 16% natural gas liquids and 15% oil

•	Turned 11 gross (8.5 net) operated and 9 gross (2.6 net) non-operated wells to sales

•	Commenced drilling 4 gross (3.8 net) operated wells, including the three-well Sawyers pad, and 6 gross (1.0 net) non-operated wells first quarter of 2015

•	Adjusted Revenue(1) grew to $49.8 million, representing an 113% increase from Adjusted Revenue from the first quarter of 2014. First quarter of 2015 revenue grew to $43.8 million.

•	Adjusted EBITDAX(2) grew to $20.7 million for the first quarter of 2015 representing a 73% increase relative to the first quarter of 2014

•	Commenced natural gas sales into the TETCO and REX interstate pipeline systems, allowing movement of the Company’s natural gas into advantaged markets relative to the Appalachian basin

•	Reaffirming second quarter and full year 2015 previously announced production and financial guidance

(1)	Adjusted Revenue is a non-GAAP measure. See full note at back of release for more details.
(2)	Adjusted EBITDAX is a non-GAAP measure. See full note at back of release for more details.

Operational Discussion

For the first quarter of 2015, as previously announced, net production averaged 160 MMcfe/d. This level of production represents a 316% increase relative to the first quarter of 2014 and sequential quarterly growth of 29% over the fourth quarter of 2014. The first quarter of 2015 production consisted of approximately 69% natural gas, 16% natural gas liquids and 15% oil.

During the first quarter of 2015, Eclipse Resources commenced drilling 4 gross (3.8 net) operated Utica Shale wells, completed 2 gross (0.9 net) operated Utica Shale wells and turned to sales 11 gross (8.5 net) operated wells. All of the operated wells turned to sales in the first quarter of 2015 were located in the rich gas and condensate areas of the Company’s Utica Shale acreage. Included in the wells spud during the first quarter of 2015 was the three-well Sawyers pad, Eclipse Resources’ first dry gas spacing test with inter-lateral spacing of approximately 730 feet. Eclipse Resources also has participated in the drilling of 6 gross (1.0 net) non-operated Utica Shale wells and completions on 16 gross (2.8 net) non-operated Utica Shale wells during the first quarter of 2015. Additionally, the Company owned interests in 9 gross (2.6 net) wells that were turned to sales during the first quarter.

Commenting on the production results, Benjamin W. Hulburt, Eclipse Resources’ Chairman, President and CEO, said, “Despite operating in an unusually harsh winter season in which we saw frequent mid-stream related production interruptions, we were able to significantly grow our production as planned. I am extremely proud of the continued efficient and methodical execution of our team. We have moved our drilling activity into the dry gas area of our Utica Shale acreage, where the deeper formation and higher reservoir pressures bring added complexity. Despite this increased complexity, our team continues to efficiently execute on our plan. We recently finished drilling our three well Sawyers pad, averaging just 18 days from spud to total depth (TD). We have commenced completion activities on this pad, which is our first inter-well spacing test on our Utica dry gas acreage, where we drilled the wells at approximately 730 feet between wells versus our historical spacing of 1,000 feet between wells. We are excited to see how these wells perform as we turn them to sales early in the third quarter of 2015 as this tighter well spacing could potentially increase our well location count by approximately 20%. I am also pleased with the continued performance of our team in reducing costs. We estimate that expected well costs have dropped over 20% since our IPO driven by both efficiency gains and service cost improvements. I am also pleased to report that we recently executed an agreement which we expect will lock in a cost savings of approximately 50% over the previous year for fracture pumping services through the end of 2016. We will continue to look for opportunities to lock in lower service costs as we operate in the current environment.”

Below is a table showing the current performance of operated wells turned to sales during the first quarter of 2015:

Well Name	Completed Lat Length	Stages	Stage Length	Type Curve Area	Turn to Sales Date	24-Hr Peak Sales Rate (Mcfe/d)	Producing 30- Day Avg Sales Rate (Mcfe/d)	% Gas	% NGL	% Oil
Frank Miller 2H	6,755	30	229	LEAN CONDENSATE	2/1/2015	6,701	5,079	38%	23%	39%
Frank Miller 4H	6,771	30	230	LEAN CONDENSATE	2/4/2015	6,593	5,143	37%	24%	39%
Frank Miller 6H	6,646	30	224	LEAN CONDENSATE	2/7/2015	6,830	5,295	38%	23%	39%
John Mills West 1H	8,516	38	226	LEAN CONDENSATE	2/28/2015	8,961	7,670	36%	22%	42%
John Mills East 3H	7,285	32	230	LEAN CONDENSATE	3/4/2015	8,546	7,612	36%	22%	42%
Andy Yoder A 1H	7,323	30	246	LEAN CONDENSATE	3/16/2015	8,762	7,230	37%	22%	41%
Andy Yoder D 2H	6,242	26	242	LEAN CONDENSATE	3/18/2015	7,143	6,807	39%	25%	36%
Andy Yoder A 3H	6,978	28	251	LEAN CONDENSATE	3/19/2015	8,684	7,607	37%	23%	40%
Andy Yoder D 4H	6,262	26	243	LEAN CONDENSATE	3/21/2015	7,074	6,716	40%	25%	35%
Andy Yoder A 5H	6,762	28	243	LEAN CONDENSATE	3/23/2015	8,272	7,381	38%	23%	39%
Andy Yoder D 6H	6,256	26	243	LEAN CONDENSATE	3/25/2015	6,961	6,656	40%	24%	36%

All of Eclipse Resources’ operated wells are being produced using the Company’s restricted choke methodology in order to manage the reservoir pressure drawdown over time in an attempt to maximize the ultimate recovery of each well.

Production grew by approximately 11 Bcfe for the three months ended March 31, 2015 over the same period in 2014, which was attributable to drilling success as the Company placed new wells into production, partially offset by natural production decline.

	Three Months Ended March 31,
	2015	2014	Change
Production:
Natural gas (MMcf)	9,865.3	2,759.0	7,106.3
NGLs (Mbbls)	394.5	9.0	385.5
Oil (Mbbls)	354.5	108.0	246.5
Total (MMcfe)	14,359.5	3,461.0	10,898.5
Average daily production volume:
Natural gas (Mcf/d)	109,614	30,656	78,958
NGLs (Bbls/d)	4,383	100	4,283
Oil (Bbls/d)	3,939	1,200	2,739
Total (Mcfe/d)	159,550	38,456	121,094

Financial Discussion

Revenues for the first quarter of 2015 totaled $43.8 million, representing a 77% increase as compared to the first quarter of 2014. Adjusted Revenue, which include the impact of cash settled derivatives, totaled $49.8 million, representing a 113% increase over the first quarter of 2014. The net loss for the first quarter of 2015 was $34.1 million. Adjusted net loss for the first quarter of 2015 was ($32.3) million. Adjusted EBITDAX was $20.7 million for the first quarter of 2015 compared to $11.9 million for the first quarter of 2014, a 73% increase year over year. Adjusted Revenue, Adjusted Net Loss and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling adjusted revenue, Adjusted Net Loss and Adjusted EBITDAX can be found at the back of the financial statements.

Eclipse Resources’ average realized price received during the first quarter of 2015 including the impact of cash settled derivatives and natural gas firm transportation fees was $3.42 per Mcfe compared to $6.71 per Mcfe in the first quarter of 2014. The decrease in the average realized price was due to the overall decline in oil and natural gas commodity prices between comparable periods. Average realized price calculations are set forth in the table below:

	Three Months Ended
	March 31,
	2015	2014	Change
Average Sales Price (excluding cash settled derivatives)
Natural gas ($/Mcf)	$2.39	$5.06	$(2.67)
NGLs ($/Bbl)	19.17	63.78	(44.61)
Oil ($/Bbl)	35.66	94.95	(59.29)
Total average prices ($/Mcfe)	3.05	7.16	(4.11)
Average Sales Price (including cash settled derivatives)
Natural gas ($/Mcf)	$3.00	$4.54	$(1.54)
NGLs ($/Bbl)	19.17	63.78	(44.61)
Oil ($/Bbl)	35.66	94.95	(59.29)
Total average prices ($/Mcfe)	3.47	6.75	(3.28)
Average Sales Price (including firm transportation)
Natural gas ($/Mcf)	$2.32	$5.01	$(2.69)
NGLs ($/Bbl)	19.17	63.78	(44.61)
Oil ($/Bbl)	35.66	94.95	(59.29)
Total average prices ($/Mcfe)	3.00	7.12	(4.12)
Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$2.92	$4.49	(1.57)
NGLs ($/Bbl)	19.17	63.78	(44.61)
Oil ($/Bbl)	35.66	94.95	(59.29)
Total average prices ($/Mcfe)	3.42	6.71	(3.29)

The average NYMEX Henry Hub prices for natural gas for the three months ended March 31, 2015 and 2014 were $2.90 and $4.65 respectively. The average NYMEX WTI prices for oil for the three months ended March 31, 2015 and 2014 were $48.49 and $98.61 respectively.

For the first quarter of 2015, total operating expenses, excluding depreciation, depletion and amortization expense, general and administrative expense and rig termination expense, were $17.9 million or $1.25 per Mcfe, below the low end of the Company’s previously issued guidance of $1.30-$1.40 per Mcfe. Included in these operating expenses, was approximately $0.7 million in expenses associated with natural gas firm transportation fees, or $0.05 per Mcfe. In the first quarter of 2015, Eclipse Resources recorded an expense of $7.1 million associated with the termination of two drilling rig contracts. Although the total expense associated with the termination of these contracts was recorded during the first quarter of 2015, these payments will be paid over the remaining term of the associated rig contracts. A full breakout of operating expenses is listed in the table below:

	Three Months Ended March 31,
	2015	2014	Change
Operating expenses (in thousands):
Lease operating	$3,346	$1,791	$1,555
Transportation, gathering and compression	12,451	904	11,547
Production, severance and ad valorem taxes	2,100	353	1,747
Depreciation, depletion and amortization	42,432	12,027	30,405
General and administrative	11,943	8,394	3,549
Rig termination	7,057	—	7,057
Operating expenses per Mcfe:
Lease operating	$0.23	$0.52	$(0.29)
Transportation, gathering and compression	0.87	0.26	0.61
Production, severance and ad valorem taxes	0.15	0.10	0.05
Depletion, depreciation and amortization	2.95	3.48	(0.53)
General and administrative	0.83	2.43	(1.60)
Rig termination	0.49	—	0.49

Financial Position & Liquidity

As of March 31, 2015, Eclipse Resources had liquidity of approximately $393 million consisting of approximately $295 million in cash and cash equivalents, and available capacity on the Company’s revolving credit facility of $97.2 million (after considering outstanding letters of credit issued by the Company of $27.8 million). Eclipse Resources also had $429.4 million in senior unsecured debt outstanding at the end of the first quarter of 2015.

As previously announced, the Company’s revised capital expenditure budget for fiscal 2015 excluding acquisitions, other than leasehold acquisitions, is currently set at $352 million. This amount represents a 45% reduction from the initial 2015 capital budget and a 57% decrease from our 2014 capital expenditures. First quarter 2015 capital expenditures were $123.9 million. These expenditures included $88.1 million for drilling and completions (operated drilling and completions of $60.4 million and non-operated drilling and completions of $27.7 million), $12.4 million for midstream operations, $21.3 million for land, which includes $11.7 million of delay rental payments expensed as exploration expense on the income statement, and $2.1 million of other. Eclipse Resources expects to fund the remaining capital expenditures for 2015 with cash generated by operations and net proceeds received from the previously closed private placement of common stock.

Eclipse Resources engages in a number of different hedging programs as a risk management tool to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas, NGL’s and oil prices. Below is a table that illustrates Eclipse Resources’ current hedging activities:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	64,982	April 2015—December 2015	$3.79
	25,000	January 2016—December 2016	$3.66
Natural Gas Three-way Collar:
Floor purchase price (put)	15,000	April 2015—December 2015	$3.60
Ceiling sold price (call)	15,000	April 2015—December 2015	$3.80
Floor sold price (put)	15,000	April 2015—December 2015	$3.00
Natural Gas Put Options:
Put sold	16,800	April 2015—December 2015	$3.35
Put sold	16,800	April 2015—October 2015	$2.87
Put purchased	16,800	April 2015—October 2015	$3.35
Put sold	16,800	January 2016—December 2016	$2.75
Basis Swaps:
	25,000	April 2015—October 2015	$(1.21)

Oil Derivatives

Description	Volume (Bbl/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Collar:
Floor purchase price (put)	3,000	April 2015—February 2016	$55.00
Ceiling sold price (call)	3,000	April 2015—February 2016	$61.40

Subsequent to March 31, 2015, the Company entered into the following derivative instruments to mitigate exposure to both oil and gas prices:

Oil—WTI:	(Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Three Way Collar:
Floor purchase price (put)	1,000	March 2016—December 2016	$60.00
Ceiling sold price (call)	1,000	March 2016—December 2016	$70.10
Floor sold price (put)	1,000	March 2016—December 2016	$45.00

Natural Gas:	(MMBtu/d)	Production Period	Weighted Average Price ($/Bbl)
Natural Gas Swap:
	7,000	June 2015—October 2015	$2.84

Reaffirming Guidance

As the year continues to unfold, Eclipse continues to be confident that it can execute on its plan and build long term value for shareholders. Eclipse Resources is reaffirming its guidance for the second quarter 2015 and full year 2015 that it provided in mid-April of 2015.

	Second Quarter 2015	Full Year 2015
Average Daily Production	170 - 180 MMcfe/d	180 - 190 MMcfe/d
% Natural Gas	62 - 64%	67 - 70%
% NGL	18 - 20%	15 - 19%
% Oil	17 - 19%	13 - 16%
Natural Gas Price Differential from NYMEX Before Firm Transportation Expense(a)	($0.40) - ($0.45)/Mcf	($0.32) - ($0.37)/Mcf
Firm Transportation Expense ($/Mcf)	($0.35) - ($0.40)/Mcf	($0.38) - ($0.43)/Mcf
Natural Gas Price Differential from NYMEX After Firm Transportation Expense(a)	($0.75) - ($0.85)/Mcf	($0.70) - ($0.80)/Mcf
Oil Price Differential from WTI(a)	($12.00) - ($15.00)/Bbl	($11.00) - ($15.00)/Bbl
NGL Price as % of WTI	37% - 42%	37% - 42%
Operating Expense(b)	$ 1.40 - 1.48 / Mcfe	$ 1.35 - 1.45 / Mcfe
Cash General and Administrative	$ 13.5 - 14.5 million	$ 55 - 58 million
Capital Expenditures(c)		$ 352 million

(a)	Excludes impact of hedges
(b)	Excludes firm transportation expence, DD&A, exploration and general and administrative expenses
(c)	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements. Excludes land and producing asset acquisitions

Conference Call

A conference call to review the financial and operational results is scheduled for Thursday, May 7th, 2015 at 10:00 a.m. Eastern Time. To participate in the call, please dial 877-709-8150, or 201-689-8354 for international callers, and reference Eclipse Resources First Quarter 2015 Earnings Call. A replay of the call will be available through June 7th, 2015. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13608446.

A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$295,359	$67,517
Accounts receivable	41,495	46,378
Assets held for sale	30,520	20,673
Other current assets	22,865	19,711

Total current assets	390,239	154,279
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	1,021,608	1,044,469
Proved properties, net	752,691	670,255
Other property and equipment, net	8,745	8,103

Total property and equipment, net	1,783,044	1,722,827
OTHER NONCURRENT ASSETS
Debt issuance costs, net of $3.0 million and $2.5 million of amortization, respectively	5,654	6,058
Other assets	2,531	1,782

TOTAL ASSETS	$2,181,468	$1,884,946

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$68,647	$137,415
Accrued capital expenditures	22,300	51,360
Accrued liabilities	17,766	13,576
Accrued interest payable	11,858	25,187
Deferred income taxes	7,081	5,246

Total current liabilities	127,652	232,784
NONCURRENT LIABILITIES
Debt, net of unamortized discount of $7.9 million and $8.5 million, respectively	429,396	414,016
Pension obligations	1,644	1,321
Asset retirement obligations	17,942	17,400
Other liabilities	3,977	—
Deferred income taxes	47,188	66,714

Total liabilities	627,799	732,235
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 222,531,115 and 160,031,115 shares issued and outstanding	2,225	1,600
Additional paid in capital	1,825,650	1,391,004
Accumulated deficit	(273,448)	(239,345)
Accumulated other comprehensive loss	(758)	(548)

Total stockholders’ equity	1,553,669	1,152,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,181,468	$1,884,946

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
REVENUES
Oil and natural gas sales	$43,814	$24,788

Total revenues	43,814	24,788
OPERATING EXPENSES
Lease operating	3,346	1,791
Transportation, gathering and compression	12,451	904
Production and ad valorem taxes	2,100	353
Depreciation, depletion and amortization	42,432	12,027
Exploration	13,453	4,545
General and administrative	11,943	8,394
Rig termination	7,057	—
Accretion of asset retirement obligations	386	186
Loss on sale of assets	80	—
Gain on reduction of pension obligations	—	(2,208)

Total operating expenses	93,248	25,992

OPERATING LOSS	(49,434)	(1,204)
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	11,371	(3,611)
Interest expense, net	(14,021)	(13,636)
Other income	402	—

Total other expense, net	(2,248)	(17,247)

LOSS BEFORE INCOME TAXES	(51,682)	(18,451)
INCOME TAX BENEFIT	(17,579)	—

NET LOSS	$(34,103)	$(18,451)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.17)	$(0.15)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	203,750	122,585

The accompanying notes are an integral part of these condensed consolidated financial statements.

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure. The Company defines Adjusted Revenue as follows: oil and natural gas sales and cash settled derivative instruments. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and GAAP revenue.

	For the three months
	ended March 31,
	2015	2014
Oil and gas revenues	$43,814	$24,788
Gain (loss) on cash settled derivatives	5,965	(1,441)

Adjusted Revenues	$49,779	$23,347

Adjusted Net Loss

Adjusted Net Loss means, for any period, the sum of net loss for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net loss in the period: unrealized losses from financial derivatives, dry hole expenses, disposals of assets, impairment and other one-time or nonrecurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits added to net loss. Adjusted Net Loss is used as a financial measure by Eclipse Resources management team and by other users of its financial statements to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted net loss is not a calculation based on GAAP financial measures and should be considered as an alternative to net loss in measuring the company’s performance.

	Three Months Ended
	March 31,
	2015	2014
Loss Before Income Taxes, as reported	$(51,682)	$(18,451)
Gain on derivative instruments	(11,371)	311
Net cash payment on derivative instruments	5,965	(1,441)
Rig termination expenses	7,057	—
Gain on reduction of pension obligations	—	(2,208)
Dry hole expense	4	28
Impairment of unproven properties	1,624	—
Other Income	(402)	—
Loss of sale of assets	80	—

Loss Before Income Taxes, as adjusted	$(48,725)	$(21,761)

Income tax benefit, adjusted (b)	16,440	7,616

Adjusted Net Loss	$(32,285)	$(14,145)

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by Eclipse Resources to evaluate its financial results. The Company defines Adjusted EBITDAX as Net Income before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and gain on reduction of pension liability. Adjusted EBITDAX is not a measure of net income as determined by GAAP.

	Three Months Ended March 31,
	2015	2014
Net Income	$(34,103)	$(18,451)
Depreciation, depletion & amortization	42,432	12,027
Exploration expense	13,453	4,545
Rig contract termination	7,057	—
Stock-based compensation	747	29
Accretion of asset retirement obligations	386	186
Gain on reduction of pension liability	—	(2,208)
(Gain) loss on derivative instruments	(11,371)	3,611
Net cash receipt (payment) on derivative instruments	5,965	(1,441)
Interest expense	14,021	13,636
Loss on sale of assets	80	—
Gain on sales of business	(402)	—
Income tax benefit	(17,579)	—

Adjusted EBITDAX	$20,686	$11,934

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 9,2015 (the “2014 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2014 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q. Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris, 814-325-2059

Vice President: Investor Relations

dkris@eclipseresources.com